EXHIBIT 99.1

Hi-Tech Pharmacal Temporarily and Voluntarily Suspends Sales of Certain Products

AMITYVILLE, N.Y., July 1, 2010 -- Hi-Tech Pharmacal Co., Inc. (NASDAQ:HITK) announced today it received a warning letter from the FDA. The warning letter primarily dealt with the marketing of several products that FDA states require FDA approval and manufacturing practices related to those products. The Company will respond to the warning letter and intends to meet with FDA to determine how best to resolve these issues. Hi-Tech is suspending sales of these products until the issue is resolved. Sales of these products totaled approximately $5 million in fiscal year 2010. Other than the suspended products, Hi-Tech does not anticipate any interruption in supply of its products.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products for the general healthcare industry.  The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products.  The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals division markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Hi-Tech Pharmacal Co., Inc.
William Peters, CFO, 631-789-8228